UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in charter)

Delaware	04-2921333
(State of incorporation	(IRS Employer
or organization)	Identification No.)

1601 Trapelo Road

Waltham, Massachusetts 02451

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on October 18, 2011 (the “Registration Statement”), relating to the Tax Benefit Preservation Plan between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (as amended from time to time, the “Tax Plan”). Such Registration Statement is hereby incorporated herein by reference. The response to Item 1 of the Registration Statement is amended to add the following paragraph as the last paragraph of Item 1:

On March 21, 2012, the Company’s Board of Directors approved, and the Company and the Rights Agent entered into, an Amendment No. 1 to the Tax Plan (the “Amendment”). The purpose of the Amendment is to clarify that the Tax Plan does not supersede or terminate the Rights Agreement, dated as of March 21, 2012, between the Company and the Rights Agent (the “Rights Agreement”). If a person would otherwise be deemed an “Acquiring Person” pursuant to (and as defined in) the Tax Plan and the Rights Agreement by virtue of the same transaction, such person shall be deemed only to be an “Acquiring Person” pursuant to (and as defined in) the Rights Agreement. A person shall not be deemed an “Acquiring Person” pursuant to the Tax Plan solely as a result of the issuance of rights, Common Stock, preferred stock or other securities pursuant to the Rights Agreement.

The Amendment is incorporated herein by reference as an exhibit to this Registration. The foregoing description of the Amendment is qualified in its entirety by reference to such exhibit.

Item 2. Exhibits

1.	Amendment No. 1, dated as of March 21, 2012 to Tax Benefit Preservation Plan, dated as of October 17, 2011, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed on March 22, 2012 by ModusLink Global Solutions, Inc.).

2.	Tax Benefit Preservation Plan, dated as of October 17, 2011, between ModusLink Global Solutions, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K dated October 17, 2011 of ModusLink Global Solutions, Inc.).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MODUSLINK GLOBAL SOLUTIONS, INC.

Date: March 22, 2012	By:	/s/ Peter L. Gray
Name: Peter L. Gray
Title: Executive Vice President and General Counsel